EXHIBIT 21

SUBSIDIARIES OF SUPERCONDUCTOR TECHNOLOGIES INC.

Conductus, Inc., a Delaware corporation

STI Investments Limited, a British Virgin Islands company

Superconductor Investments (Mauritius) Limited, a Mauritius company

Resonant, Inc., a Delaware corporation